EXHIBIT 16.1

                          [ARTHUR ANDERSEN LETTERHEAD]


April 4, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sir/Madam,

We have read part (a) of Item 4 included in the Form 8-K dated April 4, 2001 of Sunterra Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. It should be noted that Sunterra Corporation's latest Form 10-Q filing with the Securities and Exchange Commission was for the three-month period ended March 31, 2000. We have not reviewed or been consulted regarding any financial statements of Sunterra Corporation for any period subsequent to the filing of the March 31, 2000 Form 10-Q.

Very truly yours,

/s/ Arthur Andersen LLP
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cc: Mr. Lawrence Young
    Chief Financial Officer
    Sunterra Corporation

GKG